Exhibit 10.16

LEASE TERMINATION AGREEMENT

[FOURTH AND VINE]

This Lease Termination Agreement (this “Agreement”) is entered into as of the 4th day of December 2017, by and between Selig Holdings Company, a Washington limited liability company (“Landlord”) and Cascadian Therapeutics, Inc., a Delaware corporation (“Tenant”), formerly known as Oncothyreon Inc.

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease (“Lease”) dated May 9, 2008 as amended by that certain letter agreement dated October 28, 2016, whereby Tenant leases those certain premises consisting of approximately 20,785 rentable square feet as more particularly described in the Lease (the “Premises”) on the first (1st) and fifth (5th) floors of that certain building located at 2601 Fourth Avenue, Seattle, Washington.

B. Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease and to release one another from their respective obligations thereunder, subject to the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination of the Lease. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree that the Lease shall terminate and be of no further force or effect as of the date upon which Tenant surrenders and delivers possession of the Premises to Landlord (the “Termination Date”), which Termination Date is anticipated to be between January 1, 2018 and January 31, 2018. Tenant’s surrender of the Premises will occur as soon as reasonably practicable after the “Commencement Date” as that term is defined in that certain Sublease dated as of December 4th, 2017 by and between CTI BioPharma, Corp., as sublandlord, and Tenant, as subtenant, relating to certain space in the Building owned by Landlord at 3101 Western Avenue, Seattle, Washington (the “Sublease”).

2. Continuing Obligations. Lessee and Lessor shall continue to keep, perform and observe all of the terms, covenants and conditions on their respective parts to be kept, performed and observed as provided in the Lease through and including the Termination Date.

3. Contingencies. This Agreement is hereby made expressly contingent upon (i) the full execution and delivery of the Sublease and of the “Master Landlord Consent” as defined in the Sublease and (ii) the satisfaction of all contingencies to the effectiveness of such agreements. If such contingencies are not fully satisfied on or before January 1, 2018, then this Agreement may be terminated by either party hereto by delivery of written notice to the other party, which notice may be delivered at any time after January 1, 2018 and before the satisfaction of the foregoing contingencies.

4. Surrender of Premises. Tenant hereby agrees to vacate the Premises and surrender and deliver exclusive possession of the Premises to Landlord on or before the Termination Date; provided that notwithstanding anything to the contrary contained in the Lease, Tenant will not be required to remove or restore any alterations or improvements (including, without limitation, cabling) in the Premises and will only be required to remove its personal property (other than any furniture, fixtures and equipment being purchased by the succeeding tenant) and surrender the Premises in its then existing, broom clean condition.

5. Return of Security Deposit. Promptly after the Termination Date, Landlord will return to Tenant the Security Deposit currently held by Landlord in accordance with Section 5 of the Lease and any prepaid rent which has not been applied to Rent due for the Premises on or before the Termination Date.

6. Release of Liability. The Lease shall be deemed cancelled and terminated on the Termination Date the same as if the Termination Date was the expiration date of the term of the Lease, and, as of the Termination Date, Lessor and Lessee shall be forever released and discharged from any and all obligations and liabilities not theretofore accrued; provided, however, that, except as provided herein, neither Lessor nor Lessee shall be released or discharged from any obligations or liabilities not fully performed as of the Termination Date, which obligations and liabilities shall survive the termination of the Lease. Notwithstanding anything contained in this Agreement to the contrary, Lessor’s and Lessee’s respective indemnification obligations under the Lease, if any, for matters occurring prior to and including the Termination Date shall survive the expiration or earlier termination of the Lease in accordance with this Agreement.

7. Representation of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) Tenant has granted no other person, firm or entity any right, title or interest in the Lease; and (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and bind Tenant to the terms and conditions hereof.

8. Attorney’s Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

9. Governing Law. This Agreement shall be governed and construed under the laws of the State of Washington.

10. Counterparts. This Agreement may be executed in any number of counterparts, which may be delivered electronically, via facsimile or by other means. Each party may rely upon signatures delivered electronically or via facsimile as if such signatures were originals. Each counterpart of this Agreement shall be deemed to be an original, and all such counterparts (including those delivered electronically or via facsimile), when taken together, shall be deemed to constitute one and the same instrument.

11. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

12. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

13. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

14. Voluntary Agreement. The parties have read this Agreement and mutual release as contained herein, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

15. Signing Authority. Each person executing this Agreement on behalf of Tenant represents and warrants to Landlord that he/she is authorized to do so.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

“Landlord:”

SELIG HOLDINGS COMPANY LLC,

a Delaware limited liability company

By:	/s/ Martin Selig
Print Name: Martin Selig
Title: Manager

“Tenant:”

CASCADIAN THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Scott Myers
Print Name: Scott Myers
Title: President & CEO